Mike:

Thank you ___________, and welcome everyone to National Research Corporation’s second quarter 2006 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

To kick off the call, let me say we had another great quarter. Our growth in revenue and earnings, as well as our positive performance on most all metrics, continues. Before I review the metrics for the second quarter and year to date, I’ll turn the call over to Pat for a detailed review of the financials. After Pat and I conclude our remarks, we will open the call to questions. Pat.

Pat:

Thanks, Mike.

For the three-months ended June 30, 2006, the Company achieved revenue of $10.7 million, compared to $7.2 million during the second quarter 2005, a 49% increase.

For the six-months ended June 30, 2006, the Company achieved revenue of $20.1 million, compared to $13.7 million during the same period in 2005, a 47% increase.

For the three-months ended June 30, 2006, net income for the Company was $1.3 million or $0.19 per share, compared to $925,000 or $0.13 per share for the three months ended June 30, 2005. The net income margin was 12.4% which was below our model of 15%. We believe we will achieve our 15% net income goal by year-end driven by higher margins in the third and fourth quarters from the delivery of our Healthcare Market Guide and overall improvement in cost of product and leverage of our expense structure on higher revenues.

For the six-months ended June 30, 2006, net income for the Company was $2.5 million or $0.37 per share, compared to $1.7 million or $0.23 per share for the same period in 2005, a 52%increase in net income and a 57% increase in earnings per share.

As was stated in the press release, earnings per share for the quarter ended June 30, 2006, were negatively impacted $.02 as a result of the effect of Statement of Financial Accounting Standards (“SFAS”) No. 123R adopted in the first quarter and would have been $0.21 per share without that effect, compared to the second quarter 2005 of $0.13. For the six months ended June 30, 2006, the impact was $.04 making the earnings per diluted share for the period $0.41 compared to the first six months of 2005 of $.23.

During the second quarter 2006, direct expenses as a percentage of revenue were 46.7%. Part of the current quarter increase is driven by the completion of various GHS Health Plan projects which are done at this time of the year and have a higher cost of product than does the balance of our work. Our annual goal for direct expenses remains in the range of 43 to 45% of revenue. We should return to this range between now and the end of the year.

During the second quarter, the selling, general and administrative costs matched quarter one at $3 million. As a percentage of revenues, SG&A was 29% matching the same percentage of revenue in the second quarter 2005. We expect SG&A for 2006 to be 23 to 25% of revenue as we leverage our sales expansion cost against higher revenues.

Depreciation and amortization was 5% of revenue during the first six months 2006, compared to 6% of revenue during the same period in 2005. We expect this expense to remain at the lower end of our model at 4.5 to 6.0% of revenue in 2006.

Other income and expenses remained about the same compared to the prior year. We expect this to change for the balance of the year with lower interest income and higher interest expense due to the purchase of The Governance Institute. The increase in interest expense should be offset by earnings from TGI.

Cash flow from operations for the quarter was $1.0 million, compared to $2.1 million for the same period in 2005. Cash flow was lower due to the timing of collections which has reversed itself during the month of July. Cash and short-term investments as of June 30, 2006, were $2.2 million.

As a side note, we recorded revenues of $417,000 and net loss of $57,000 or ($0.01) EPS from the first 30 days of TGI ownership. Without TGI’s contribution, revenue would have been $10.2 million and net income $1.4 million or $0.20 per share. The contribution from TGI for the balance of the year will show greater revenue and positive earnings.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

We’ll now provide a brief review of our performance against several key metrics that we track.

The first metric is Total Recurring Contract Value. This represents the annualized dollar amount of projects that we feel are ongoing in nature or, in other words, our revenue backlog. Total Recurring Contract Value as of June 30, 2006, was $46.1million, up 42% from the second quarter 2005 and up 22% from year-end 2005. A portion of this growth in Total Recurring Contract Value is the result of the recent acquisition of The Governance Institute. Without The Governance Institute’s contribution, Total Recurring Contract Value growth year-over-year was 28%.

The second matrix we report is Net New Sales which, for the quarter just ended, were $2.1 million. Year-to-date our Net New Sales were $6 million compared to the first six months of 2005 of $3.2 million, an 86% growth.

Breaking out New Sales for just our syndicated Healthcare Market Guide, we recorded $323,000 in the second quarter 2006, compared to $110,000 during the same period 2005. Year-to-date, Healthcare Market Guide new sales are $1.2 million compared to $338,000 for the first six months of 2005. This vast improvement in performance directly results from rolling out the same successful sales expansion program to the Healthcare Market Guide sales team that has been established in other units of the Company.

Before I open the call to questions, let me highlight our recent purchase of The Governance Institute. A number of acquisition opportunities cross our desk each quarter and for the vast majority, Pat and I reach the very easy decision of no. TGI, on the other hand, represents perhaps the best, cleanest and simplest business model we’ve come upon. The Governance Institute’s subscription-based revenue stream provides for material margin expansion. Its high renewal rates and zero revenue concentration, combined with low capital requirements, suggested to us a very attractive opportunity. This set of fundamentals, along with the substantial growth prospects, limited competition, and brand equity that is off the chart, made this an easy yes. This is not to say taking on debt was done lightly.

In addition, we saw the primary weakness of The Governance Institute being highly complementary to one of NRC’s strengths, that being sales. On this latter point, we have already begun the process of expanding the TGI sales team from its current base of two associates.

Our overall goals for TGI are very simple — double membership and expose member CEO’s and over 11,000 hospital trustees to NRC’s product portfolio. While doubling The Governance Institute membership will, in and of itself, justify the purchase, it’s the idea of cross-selling NRC products that we see as the material upside. I look forward to reporting our progress on these two objectives in coming quarters.

In summary, we feel good about the Company’s performance during the first half of 2006 and our ability to build upon this base for the balance of the year and years to come.

_____, I would now like to open the Q&A portion of the call.

Closing statement.

I’m looking forward to talking to you again next quarter, and thank you again for your time this morning.

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